Exhibit 10.1

Executive Form

[2026-2027 Cumulative Revenue]

CVRx, Inc.

Performance Stock Unit Agreement

2021 EQUITY INCENTIVE PLAN

CVRx, Inc. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants an Award of Performance Stock Units (“PSUs”) to you, the Participant named below. The terms and conditions of this Award are set forth in this Performance Stock Unit Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Target Number of Performance Stock Units:	Grant Date:
Maximum Number of Performance Stock Units:	Performance Period:
Vesting Schedule:

Scheduled Vesting Dates

The date following the last day of the Performance Period that the Company’s Compensation Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied, and (ii) the number of PSUs that have been achieved during the Performance Period as determined in accordance with Exhibit A, which date shall be no later than March 1, 2028

Number of Performance Stock Units that Vest 50% of the number of PSUs determined to have been achieved during the Performance Period in accordance with Exhibit A (“Achieved PSUs”)
December 31, 2028	50% of Achieved PSUs

Mandatory Sell to Cover Withholding Taxes. You understand that as a condition to acceptance of this Award, to the fullest extent permitted under the Plan, Section 8 of the Terms and Conditions to this Performance Stock Unit Agreement and applicable law, withholding taxes and other tax related items will be satisfied through the sale of a number of the Shares of Stock issued on the settlement of vested Performance Stock Units and the remittance of the cash proceeds to the Company. The Company is authorized and directed by you to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld. The mandatory sale of Shares to cover withholding taxes and tax related items is imposed by the Company on you in connection with the receipt of this Award, and it is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to meet the requirements of Rule 10b5-1(c).

By evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Performance Stock Units.

CVRx, Inc.:

By: Kevin Hykes

Title: President & Chief Executive Officer

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CVRx, Inc.

2021 Equity Incentive Plan

Performance Stock Unit Agreement

Terms and Conditions

1.            Grant of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of PSUs in an amount initially equal to the Target Number of Performance Stock Units specified on the cover page of this Agreement. The number of PSUs that may actually be achieved and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of Performance Stock Units, but may not exceed the Maximum Number of Performance Stock Units specified on the cover page of this Agreement. Each PSU that is achieved as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock.

2.            Restrictions Applicable to PSUs. Neither this Award nor the PSUs subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, (ii) pursuant to a domestic relations order, or (iii) with the prior written approval of the Company, by gift to a ”family member” as the term is defined under General Instruction A(5) to Form S-8 under the Securities Act of 1933, as amended. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The PSUs and your right to receive Shares in settlement of the PSUs under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.

3.            No Stockholder Rights. The PSUs subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a stockholder of the Company in connection with the grant of PSUs subject to this Agreement unless and until Shares are issued to you upon settlement of the PSUs as provided in Section 6.

4.            Vesting of PSUs. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule on the cover page of this Agreement, on which some or all PSUs subject to this Agreement vest as provided in this Section 4.

(a)           Scheduled Vesting. After the end of the Performance Period, the Committee will determine the number of Achieved PSUs (if any) in accordance with Exhibit A. The Achieved PSUs will then be subject to a continuing Service requirement until the Scheduled Vesting Dates. Subject to the provisions of the Plan and this Agreement, in the event that you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement to the applicable Scheduled Vesting Date, the percentage of Achieved PSUs will vest as set forth in the Vesting Schedule.

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(b)           Accelerated Vesting. The vesting of outstanding PSUs will be accelerated or continued under the circumstances provided below:

(1)            Death or Disability. If your Service terminates prior to the final Scheduled Vesting Date due to your death or Disability, the following number of PSUs will immediately vest: (A) the Target Number of PSUs, if your death or Disability occurs during the Performance Period, or (B) the Achieved PSUs, if death or Disability occurs following the end of the Performance Period; in either case, less the number of PSUs, if any, which previously vested on a Scheduled Vesting Date.

(2)            Termination Without Cause. If you experience an involuntary termination of Service for reasons other than Cause (as defined in your written employment or severance agreement with the Company, the “Employment Agreement”), (A) during the Performance Period, then you will be entitled to have vest on the first Scheduled Vesting Date a pro rata portion of the Achieved PSUs determined by multiplying the number of Achieved PSUs by 50% and further multiplying the product by a fraction whose numerator is the number of days between the first day of the Performance Period and your Service termination date and whose denominator is seven hundred thirty (730); or (B) after the last day of the Performance Period, then you will be entitled to have vest on the later of your Service termination date and the first Scheduled Vesting Date a pro rata portion of the Achieved PSUs determined by multiplying the number of Achieved PSUs by a fraction whose numerator is the number of days between the first day of the Performance Period and your Service termination date and whose denominator is one thousand ninety five (1,095), less the number of PSUs, if any, which previously vested on a Scheduled Vesting Date.

(3)            Change in Control.

(A)            In the event of a Change in Control prior to the last day of the Performance Period, the number of Achieved PSUs shall be determined as of the date of the Change in Control, with achievement deemed to be at Target Level, or, if greater, actual achievement determined based on the last day of the Performance Period being deemed to be the date of the Change in Control, and the Achieved PSUs shall continue to be subject to the terms of this Agreement.

(B)             If and to the extent this Award is continued, assumed or replaced in connection with a Change in Control, and if during the three (3) months preceding or eighteen (18) months after such Change in Control you experience an involuntary termination of Service for reasons other than Cause (as defined in your Employment Agreement) or you terminate your Service due to Constructive Discharge (as defined in your Employment Agreement), the Achieved PSUs, or if the Change in Control occurred prior to the end of the Performance Period, the number of PSUs deemed to be Achieved PSUs pursuant to Section 4(b)(3)(A), shall vest in full on the later of the date of the Change in Control or the date of your termination of Service.

(C)             If and to the extent this Award is not continued, assumed or replaced in connection with a Change in Control, and the Change in Control occurs prior to the last day of the Performance Period, the deemed number of Achieved PSUs pursuant to Section 4(b)(3)(A) will immediately vest in full. If and to the extent this Award is not continued, assumed or replaced in connection with a Change in Control, and the Change in Control occurs after the last day of the Performance Period, the number of Achieved PSUs shall immediately vest in full.

PSU Agreement (2021 Equity Incentive Plan)	Page 4

5.            Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(b) above, if you cease to be a Service Provider prior to a Scheduled Vesting Date, you will forfeit all unvested PSUs.

6.            Settlement of PSUs. After any PSUs vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date) and after the Company has determined that all other conditions to your receipt of Shares, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 16(c) of the Plan, have been satisfied, cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested PSU. Delivery of the Shares shall be evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by you, or book-entry registration of such Shares with the Company’s transfer agent, and shall be in complete satisfaction and settlement of such vested PSUs. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the PSUs that vest include a fractional PSU, the Company shall round the number of vested PSUs to the nearest whole PSU prior to issuance of Shares as provided herein.

7.            Dividends and Dividend Equivalents. The PSUs do not provide any dividends or dividend equivalents.

8.            Tax Consequences and Withholding.

(a)            No Shares will be delivered to you in settlement of vested PSUs unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares (the “Withholding Taxes”). Specifically, pursuant to the cover page and this Section 8, you hereby agree to a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) as your agent (the “Agent”) whereby the Agent is irrevocably authorized to sell a portion of the Shares to be issued on a Vesting Date necessary to satisfy the Withholding Taxes and whereby the FINRA Dealer will forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company. If, for any reason, such “same day sale” commitment pursuant to this Section 8 does not result in sufficient proceeds to satisfy the Withholding Taxes or would be prohibited by applicable law at the applicable time, you hereby authorize the Company to satisfy the obligations with regard to all Withholding Taxes by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired upon vesting of PSUs, provided you notify the Company in advance of the settlement date of your desire to pay Withholding Taxes in this manner.

(b)           By accepting this Award, you agree to the following “sell to cover” provisions:

(i)             You hereby authorize the Agent to:

 (A)           Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after each Vesting Date on which Shares are issued to you, only the number (rounded up to the next whole number) of the Shares issued on the Vesting Date sufficient to generate proceeds to cover (I) the Withholding Taxes resulting exclusively from the issuance of such Shares and (II) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

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 (B)            Remit any remaining funds to you.

(ii)            You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to this Section 8.

(iii)           You understand that the Agent may effect sales as provided in this Section 8 in one or more sales and that the average price for executions resulting from bunched orders will be assigned to your account. In addition, you acknowledge that it may not be possible to sell Shares of Stock as provided by in this Section 8 due to (A) a legal or contractual restriction applicable to you or the Agent, (B) a market disruption, or (C) rules governing order execution priority on the national exchange where the Stock may be traded. In the event of the Agent’s inability to sell Shares, you will continue to be responsible for the timely payment to the Company of all Withholding Taxes and any other federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in this Section 8.

(iv)           You further acknowledge and agree as follows:

 (A)           You represent that you have reviewed with your own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement and that you are relying solely on such advisors and not on any statements or representations of the Company, the FINRA Dealer or any of their respective agents.

 (B)            The instruction to the Agent to sell in connection with this Section 8 is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and is to be interpreted to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act.

 (C)            You are not aware of any material, nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

 (D)            You hereby appoint the Company has your attorney-in-fact to instruct the Agent with respect to the number of Shares to be sold under the sell-to-cover contemplated in this Section 8.

9.            No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

10.          Governing Plan Document. This Agreement and the PSUs are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.          Choice of Law.  This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

12.          Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

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13.          Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14.          Section 409A of the Code. The award of PSUs as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Code Section 409A under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

15.          Compensation Recovery Policy. This Award, the PSUs, Shares issued in settlement under this Award, and any other compensation associated therewith is subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or any Committee thereof any time. This Agreement will be automatically amended by the Committee to comply with any such compensation recovery policy.

16.           Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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Exhibit A

(Cumulative Revenue)

The number of PSUs that will be eligible to vest, subject to the terms and conditions of the Agreement, will be determined as follows based on the Company’s Cumulative Revenue (as defined below) over the Performance Period (such PSUs, the “Achieved PSUs”). Any PSUs that do not become Achieved PSUs at the end of the Performance Period will be forfeited.

The number of PSUs that shall become Achieved PSUs, if any, shall be determined by multiplying the Target Number of PSUs by the Achievement Level, as set forth in the table below.

	Achievement Level (as a % of Target)	Cumulative Revenue Goal (in Millions)
Threshold*	50%	[Omitted]
Target	100%	[Omitted]
Maximum	200%	[Omitted]

* No PSUs may be achieved or eligible to vest if Threshold level is not attained.

To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the percentage of the PSUs achieved.

“Cumulative Revenue” is the Company’s total Revenue as determined under U.S. Generally Accepted Accounting Principles over the Performance Period, adjusted, however, to factor out (i) the effect of any changes in applicable accounting principles that occur after the start of such period and (ii) any revenue resulting from acquisitions by the Company during the Performance Period.

The performance goal and number of Achieved PSUs that will be eligible to vest on the applicable Vesting Date may be adjusted upwards or downwards as determined by the Committee in its sole discretion, including to zero, as soon as practicable following the end of the Performance Period to prevent dilution or enlargement of the benefits intended to be provided by the PSUs.

The Committee shall have the authority to make any determinations regarding the application of the provisions of this Exhibit A, which determination shall be final, conclusive, and binding on you and the Company.

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